EXHIBIT 99.1
BABY UNIVERSE, INCORPORATED
Moderator: Mike Hull
April 2, 2007
10:00 a.m. CT
Operator: Good day and welcome everyone to the Baby Universe 2006 Financial Results conference call. Today’s call is being recorded.
And at this time for opening remarks and introductions, I would like to turn the program over to Mr. Mike Hull. Please go ahead, sir.
Mike Hull: Thank you and good morning everyone. With me today on the conference call is John Textor, Chairman and Chief Executive Officer of Baby Universe, Inc.
Before we proceed, I would like to first remind you of the Safe Harbor Provision of the Private Securities Litigation Act of 1995. The statements made during this conference call which are not historical fact, including future earnings guidance, contain forward-looking statements that involve risk and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risk, uncertainties and other factors that may cause the actual results to differ materially than those expressed and implied by such forward-looking statements. These risks are described in the company’s annual report on Form 10-K for 2006, which will be filed with the SEC today.

You are advised to consult further disclosure we may make on related subjects in our future filings with the SEC. In some cases, you can identify forward-looking statements by terminology such as “may”, “could”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. These statements are only predictions, although we believe that the expectations reflected in the forward-looking statements are reasonable at the time they are made, we cannot guarantee future results, levels of activity, performance or achievement.
At this point, let me turn the call over to John Textor for some opening remarks.
  John Textor: Thank you Mike and thank you everyone for being on the call. I’m really just going to outline the topics to be discussed on the call and then hand back over to Mike for a discussion of the year and the quarter.
So, the purpose of this call is to discuss 2006, to discuss the fourth quarter in particular and also, since we haven’t had any type of public call since the announcement of the eToys merger, we’re also going to revisit that. Talk about our strategic process overall, what we were looking to achieve and what we think we gained by the selection of eToys as a future partner.
You know, regarding the numbers, a discussion of historical numbers is always a little strange because time has passed from the time you finish a quarter to the time you report it and then the development of ((inaudible)) company, which you know, many microcaps can be described as such, you know, it’s even more significant because so much can happen in a company’s cycle from a reporting period end to the time you get together to discuss it and at year end, if you do as we did, which is to take the maximum allowable at year end, now a lot can happen.
In our case, it’s even more extreme because we announced a transforming merger in the interim and it really feels like a discussion of 2006 and the fourth quarter is a discussion of history — the company that we were, whereas the merger and pending its completion, is very much the company that we are trying to become and moving toward.
So, given what happened in the fourth quarter and Mike’s going to go through it and I’ll talk specifically about why certain things happened, you know it really feels like some sort of cruel therapy where you’re going back in time to discuss a painful period. In this case, we already know that a positive outlook is already in hand, we’re thrilled with the merger, we don’t want to minimize the difficulty that we had in the fourth quarter, we don’t want to sound glib, we certainly personally accountable to it, but we are thrilled with where we stand today, the completion of eToys merger, the people at eToys were aware of the fourth quarter numbers prior to executing the merger, so we’re good there, but let’s talk about the fourth quarter, let’s talk about 2006 and then let’s talk about the business that we are today.
In the theme of painful therapy, this is actually when I’ll hand it over to the CFO and I’ll try and reserve some of the positive stuff selfishly for my conclusion at the end. So, Mike, please go ahead.
Mike Hull: Thanks John.
John Textor: Yes.
Mike Hull: Gross sales increased 54.8 percent to $37.8 million in 2006 from $24.5 million in 2005. The most significant factor in our year-to-year sales increase was the inclusion of Dreamtime Baby and PoshTots, as of their respective acquisition dates in our consolidated financial results for the year.
Our net loss for 2006, was $3,343,700 or 62 cents per share compared to a net loss of $492,297 or 13 seven — 13 cents per share for 2005. Gross sales increased 9.5 percent to $9.2 million for the fourth quarter compared to $8.4 million in the same period of 2006. The most significant factor in our fourth quarter increase was the inclusion of PoshTots in our consolidated financial results for the quarter. The fourth quarter net loss of $2,044,538 or 36 cents per share, compares to net income of $52,252 or one cent per share in the fourth quarter of 2005.
Our gross profit for the year increased 61.7 percent to $10.2 million as compared to $6.3 million in 2005. Our gross profit for the fourth quarter of 2006, declined 11.3 percent to $2.2 million as compared to $2.5 million in the same period of 2005. John will address some of the factors contributing to this decline later in the call. Our overall profit performance during the fourth quarter continue to be significantly influenced as it has been for several quarters by increased salary expense due to personnel additions as well as general and administrative expenses. These investments have allowed us to expand our management and infrastructure, to support our strategic initiatives and to develop and launch our content and new media business which is comprised of three offerings. Posh Cravings.com and New Pregnancy.com launched earlier in the year and BabyTV.com which was launched in December 2006.
Total operating expenses in the fourth quarter increased to $4 million from $2.4 million for the comparable quarter last year. As a percentage of net sales, operating expenses were 46.5 percent for the fourth quarter compared to 30.2 percent for the same period last year. The increase in total operating expenses as a percentage of net sales was primarily attributable to four key factors — increase and duplicative expenses for management resources, a significant number of which were maintained to assure stability of operations in anticipation of our strategic decision; two, increased depreciation expense related to our recent technology investments related to BabyTV.com.
Number three, increased rent and depreciation expense associated with the Las Vegas distribution center as well as office relocations and expansions for PoshTots headquarters in Richmond, Virginia and the company’s headquarters in Jupiter, Florida.

And four, increased advertising expenses. Advertising expenses increased to 16.2 percent of net sales for this year’s quarter from 14.6 percent for the comparable quarter last year. This increase was primarily due to increased commission expense paid to online partners such as Amazon.com, Buy.com and Shopzilla.com.
At this time, let me turn the call back over to John for some additional comments.
John Textor: Great, thanks Mike. Staying on the 2006 numbers, I want to talk about the impact that we saw in the year.
The different kinds of impact that we saw in the latter half of the year, how certain of those were certainly related to our strategic process, others are related both to our strategic process and also other operating challenges, so you know, getting into those. We announced a — our goal to complete a transformative merger — or transformative acquisition as early as August of 2006. Now, when you do something like this, as many of you have seen in other investments or companies you’ve been involved in, you — there’s several types of impacts that you can see and even when you have got the foresight to understand what you’re going to be facing and you try and do your best to manage it, it’s not always easy and I’ll certainly admit to a significant amount of personal failure in trying to deal with the impact on our people as we had significant turnover and distraction associated with the human capital side of our business.
The kinds of impacts we faced — people as it related to operations, the turnover and distraction was difficult to deal with as we moved into the late third and fourth quarter of the year, the impact on partnerships, various types of structural improvement to our business that were a part of our original plan, we had to suspend in capital constraints as you really got to put capital raising off until you identify a transaction before you can realistically expect to raise capital you know, in favorable terms. And I think we probably could have planned for that differently had we thought that the process was going to take longer, but let me get specific.
In terms of people, understand that in the third quarter and fourth quarter we replaced our President, Stu Goffman, with a different structure. Stu left the company to pursue other alternatives, he’s a still a director, but we now have three division presidents who have taken on in various levels of responsibility to replace Stu.
Our CIO, Sean Weiss, our CFO Bob Brown resigned to pursue other alternatives. We lost a buyer and we terminated our logistics head for issues of performance.
Now, you know, in the case of these people, it’s important to understand when you announce in August of 2006 that you’re going to do a transformative transaction and that means you’re going to be acquiring a bigger company with management, with greater resources to achieve scale and all the things we identified to be attractive, that puts great stress on the organization. I mean, we had to deal with a lot of that during the third and the fourth quarter of the year. So the impact on operations, on our costing, on the cost of goods side and other respects, our SG&A was fairly profound in the third and fourth quarter.
In terms of specific identifiable impacts related to the strategic process, remember that we came out of an integration period where we had realigned our warehousing and we put in place several cost initiatives to bring this company back to profitability and it was our hope to get the company back to profitability in the very early — late months of 2006 or the very early months of 2007 and let me give you an example of one significant cost saving initiative that we had to suspend.
We had two different parties that came to us with proposals on fulfillment solutions. One was a third party services provider that we were already doing business with out of St. Louis — a tremendous organization that was shipping products at a fraction of the cost that we were able to see out of our drop-ship network or our direct fulfillment network in Las Vegas. You know, that relationship, which would have been extremely beneficial to the company required a long-term contract because that party had to invest a little bit beyond their existing capacity to be ready for the increase in volume and also the customer.
We were not able to execute that contract because we knew that whether it was eToys or some company similar to eToys, we would be signing away into a long-term contract the very synergies that would make us attractive as a strategic partner and so now that we see the other side of that, which is the eToys combination, Mike Wagner and his team up in Denver, they’ve got an incredible facility, incredible people in senior management, an incredible facility in Virginia, huge capacity and they were looking for a partner that would help them fill that capacity.
So, it was obvious to us as we moved into the fourth quarter that you know, if we continued on our cost savings initiatives as previously outlined, as part of our warehouse restructuring and our integration plan and our path to profitability, we clearly would have negatively prejudiced the strategic discussions we were having, because the same synergies as cost savings that we had originally planned for our own business were in fact, the synergies that would be so attractive in combination. And though it was painful to go through, we’re glad we didn’t execute any of those long-term contracts and the small amounts of inefficiencies which ended up being somewhat meaningful to the fourth quarter, we think in the long run you know, we’re glad we didn’t execute on that plan.
In other you know, areas – capital, you know, we do have an inventory driven business and I will say you know, this is a mistake of mine, I could have raised a little money going into the fourth quarter and probably made a big difference, I elected to not go into the (pipe) market, to go into the financial markets until I could tell the financial markets what kind of transaction we were going to do and you know that’s a — that’s a decision mistake. We could have accessed capital, we didn’t and we could have built our inventory up for greater opportunity, that didn’t occur and so that’s really the impact on organic revenue growth in the period which is often inventory driven especially in the fourth quarter. In terms of cost savings, the structural improvements to our warehouse, architecture and our shipping efficiencies, that’s something that I’m glad we didn’t execute.
And in terms of people, turnover and distraction, I think we came out of it very well. One of the reasons that we made the very rare disclosure of a current period number, the gross margin number that we included in our press release, you know, was there to demonstrate that we came out of this period nicely.
Our new CFO, Mike Hull, was able to put in some direct cost matching protocols to make sure that we were on top of our costing much better. As a result, you know, the numbers were much tighter month to month. Some of the mistakes we made in the quarter that impacted gross margin, we’ve remedied and so, six to seven point swing in gross margin from November/December to January and to February is quite remarkable.
So, I did want to give you some assurance that the impacts on the human side of the equation, were dealt with, they were painful, we got through them and we’re happy to report that not only are our customers extremely pleased with us as we’ve now reached, you know, the mid to high 90s percentile in terms of customer satisfaction, which is really as good as you can do in an Amazon or shopping kind of environment, so we’re performing to the customers and we’re also performing in control of our costing above gross margin and we remedied a lot of those problems that were set on by the difficulties we had in the last part of the year.
The company, in so many respects, was in a holding pattern on these types of initiatives because whether it’s people that you might terminate to (accrue) savings in SG&A, partnerships you might enter into to achieve those cost savings that we talked about, major initiatives that require capital, financings, all these types of things — you’re really in a holding pattern as you’re going through a merger process selection and then an identification and ultimate closing process.
So, you know, we’re sorry we went through it, certainly we’re disappointed by the impact of it, but when we announced that big bold transformative kind of approach, you know, this is the kind of impact that we were facing. I’ll admit to being surprised by some of it. You know, you always think things are going to be easier.
Am I glad we went through it? I think we’re thrilled. So, I don’t want to turn this into a pep rally and be overly optimistic as I’m reporting a bad quarter, but this does feel a little bit, as I said before, like cruel therapy as I’m having to drag you know, ourselves back into the discussion of what went wrong in the quarter, when frankly at the very end of the quarter, we launched a remarkable new media property, BabyTV.com, which is going incredibly well as we move into the first quarter.
And most importantly, to the value proposition of this business for our shareholders, we announced the combination with eToys and we’re already working actively to try and make sure that we maximize the synergies and opportunities associated with that.
Now, other remedies, you know, turning into the quarter, we do now have greater clarity in the role of division president. We did discuss, of course, the appointment of the new CFO and what’s occurred there. Our logistics head who was previously terminated for performance reasons, that position was replaced a couple of months back and our new logistics head is performing very nicely, which is why you see the dramatic improvement in our customer service scoring.
Our new buyer, we did lose a buyer during this period of time and our new buyer’s been on with us for a couple of months and she seems to be off to a tremendous start.

Our sales trends have improved in the first quarter, our gross margin was reestablished as we’ve discussed and we’re taking positive trends going into the eToys relationship, not negative trends. So, we feel very comfortable about the completion probability of that transaction.
Now, I think in terms of the eToys transaction itself, I want to discuss that a bit and talk about what our goals were in the strategic process. You know, we said back in August and then again, in September and on subsequent calls, that we felt it very important to achieve a scale for our business which was attractive to partnerships, to consumers, to the capital market and also to content. And let me talk about what I mean by that.
You know, when you pick up the phone and call a Buy.com and we’ve got a brief announcement — we finally achieved a tremendous threshold, a completion with Buy.com that we’re announcing on this call and also later today — but when you talk to a Buy.com or an Amazon or you know, some really interesting partnerships that are starting to develop with manufacturers that want to look at new models of coming to the web. You know, when you’re small and you don’t have a lot of significance in the marketplace, it’s very difficult to complete those transactions, they’re to impress potential strategic partners. Consumers as well, you know, when you come out with that great new idea, that great new product, that great new promotion, if you’re not, you know, top of mind in the — in the eyes of consumers, you’re not going to get a lot of value for your creativity as it’s deployed in your model.
In terms of the capital market, you know, we’ve had these moments where we’ve been able to attract significant institutional interest in our stock, only to have them find out that they can’t really buy the stock, you know, we don’t give them enough to chew on. And in content — and this is one that’s really important because, you know, in content, if you launch a new media property or content property and try and convince the marketplace that it’s the next YouTube or it’s the next you know, The Knot, it’s very expensive to do that if you’re having to pay for visibility, if you’re having to pay for print ads and internet ads and various other marketing programs to become known. If you’ve got a large customer population of people that are already — the kind ((inaudible)) preferred products, already have a relationship with you, then it’s much easier to introduce these new breakthrough ideas in a large customer population as an efficient way of launching that to top of mind awareness.
And you know, that’s been our strategy, so BabyTV.com, you know, it was much easier to launch it because we already had 900,000 monthly unique visitors on the Baby Universe site. So, notice when you go to Baby Universe.com, you’re actually seeing the video panel and the companion ad panels that we’ve attracted from BabyTV.com, it’s right on the front page of Baby Universe.com. So, Baby TV just by e-mail, by exposure on the front of our website, we launched it in the fourth week of 2000 — of December of 2006, and we were seeing you know, 300 video streams a day in the first couple of weeks and as soon as we put it up on the Baby Universe website, we then ((inaudible)) those video streams from 300 a day to more than 3,000 a day. And we now have a unique visitor count up in the $4 and $5,000 daily number for BabyTV.com.
Keep in mind this is a start-up, so now when you look at the acquisition process, you know, eToys, as the actual partner that we were, you know, happy to attract — perfect example millions of existing customers. You know, significant pay ((inaudible)) on the website, long-standing relationships in the consumer market and the strategic partner market. So when you come out with that next great idea, whether it’s BabyTV.com or you know, content ideas for sites that they own — I mean, they have Toys.com, Birthdays.com, Hobbies.com, these are new media properties that we find extremely attractive, but frankly, it’s their customer population that they have as a $120 million or so revenue company that makes it so much easier to launch those.
So, it was a scale that we needed for partnerships for consumers, for partnerships, for capital markets, for content and simply put, the eToys deal, it just fits the bill. I mean, it’s everything we could have hoped for in an acquisition or in this case, a reverse acquisition candidate.

Now beyond that, you know, architecturally, they’re attractive — the capacity that they have in their warehouse allows us to achieve dramatic synergies here in Florida, in Vegas and elsewhere and partially Richmond, you know, there’s just so much we can do to make strong moves to profitability and cash flow positives this week as we move through 2007.
But beyond those you know, sort of hard benefits, you know, it’s the partners that we have. I mean, eToys is owned principally by D.E. Shaw, I think we all know D.E. Shaw’s an incredible organization, they’re extremely smart people, they know what they’re doing, they’ve been in the toy space, not only for eToys, but through other investments.
They’re in the baby space through an investment that they have and a company that’s a major supplier of ours, so we didn’t just pick the big attractive, institutional partner and you know, as a way to say that we’re now institutional grade, we actually picked a partner — or they picked us — that was already in the toy space, in the baby space, in the mommy space, so this acquisition — this reverse acquisition is perfectly consistent with what we’ve told you about our business from the beginning.
That’s it about e-commerce, that it’s about the balance of e-commerce and e-content, it’s about a focus on women who are dominating transactions on the internet and it’s about the relationship you can have with a family, from falling in love to having a baby, you know, seeing those kids grow from babies into toddlers, selling them baby products, selling them toys, being a more important part of that family’s life.
So, strong partner in the ownership at eToys, incredibly strong partner in Mike Wagner and Chris Cummings and their team out in Denver. Incredibly detail oriented management team very focused on how to maximize the value of their automation, the property that they have, the customer population that they have and you know, frankly, Mike Wagner and his team do all the things well that we have not.

You know, I’m a CEO that likes to think about the future of new media and how the e-commerce market’s going to change, Mike Wagner’s a guy that likes to focus on how you maximize the value of what you have today. So, I think it’s a partnership that I’m looking forward to both at ownership and on the board and also with the management team there. So, you know, that’s probably the most definitive statement that I think we’ve made publicly on the — what we were looking for in the strategic process, the rationale of that particular deal and you know, why we’re so excited about the outlook for 2007 and the — what we think are significant synergies to be realized through this combination that Mike will be presiding over as he shepherds us through the integration.
One small detail and you know, this is truly a coincidence. It’s a coincidence that we’ve waiting on for a long, long time. You — many of you may remember that we announced a deal with Buy.com several months ago that was very slow to be deployed. Buy.com aggressively and very impressively reconstructed a big part of their shopping functionality and they created a new store that went live last week and we’re announcing it by way of a significant promotion, actually today, with an e-mail to four million Buy.com customers, but there’s a new baby category at Buy.com which did not exist two weeks ago.
Baby Universe was identified as the premiere partner in this new relationship and no matter what product you select at Buy.com within that baby category, Baby Universe product is going to come up first in the major panel, it’s out photo, it’s our pricing, it’s identified as being shipped and sold by Baby Universe. They do have a price grabber relationship which is below the main shopping frame which will give a consumer access to things that might be in the price grabber environment.
But we’re the premiere partner in this new baby store. We’re proud to have worked with Buy.com to get it launched. In some ways it’s more attractive — at least in theory — than other internet partnerships you have where you’re splitting real estate with 10, 20, sometimes 30 different competitors, because here we’re their main e-commerce vendor on their newly launched baby store.
Now, their traffic is obviously not as high as it might be at Amazon or other places, but it’s much more of a working partnership to Buy.com. We’re very excited about it and today’s launch of a Baby Universe promotion to four million Buy.com customers is a perfect example of why you put so much energy into one particular strategic partner. And it’s — you know, the good news is eToys also has a relationship with Buy.com, I’ll let Mike Wagner in the future talk about sort of his goals there. But we’re thrilled to announce that. But we are announcing it by press release later today. I’m announcing it on this call and we’re announcing it to four million Buy.com customers by e-mail throughout the day and tomorrow.
I’ll pause now for questions and I’m happy to take questions on the difficult 2006 and fourth quarter and happy to talk, obviously about the positives, the e-Toys, BabyTV and the remedies that we’ve put in place that we’ve discussed a bit for January and February and certainly be happy to take any questions about the Buy.com relationship as well.
Operator: The question ...
John Textor: ((inaudible))
Operator: The question and answer session will be conducted electronically. If you do wish to signal for a question, please press star one on your touch-tone phone at this time. Again, star one for any questions. If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. We’ll come to you in the order that you signal and take as many questions as time permits. Again, star one to signal for any questions and we’ll pause momentarily.

Our first question will come from Richard Fetyko with Merriman & Company.
John Textor: Hey (Richard), how are you?
Richard Fetyko: Doing all right, thanks John. Question, you mentioned that in the first couple of months of ‘07, the gross margins have expanded back up to 31 percent or so, how are the revenue trending relative to fourth quarter and relative to first quarter of ‘06.
John Textor: Well, yes, let me politely dodge the question because we want to be extremely careful. We’re not just in the normal quarter here, Richard, we’re days — a couple weeks away from filing an (S4) registration statement that’s required for the merger.
We’re also filing a information in our merger in the proxy statement and so it’s extremely difficult for me to provide any guidance either than what you know, what we labored over in — including in the press release. I will say, as I said in the call, that we had revenue trends in our business more specifically Dreamtime Baby, that are getting back to the kind of numbers that we were seeing in the first quarter of 2005.
On prior calls, we had discussed that Dreamtime Baby had suffered significantly through the fulfillment problems we had because vetting is so difficult to fulfill if you don’t have your act together. It’s in different pieces, it’s very customized often, you don’t inventory a lot of the accessories that come with it or the pillow shams and the various other things. So, I can tell you that Dreamtime Baby has returned to its sort of prior attractive level. Baby Universe is — you know we’re seeing nice trends there, as compared to the fourth quarter. We’re not driving significant organic growth right now with Baby Universe, just to be clear.

And most of the significant initiatives that we — we’ve got in mind right now in revenue growth are things that are just beginning now in joint discussion with the people at eToys, but we’re really focused on the merger first and foremost.
I’m sorry not to be able to give you more on that, but this is a particularly difficult time to be providing much guidance given that we’re in effectively a — I would imagine that we’re probably in some form of quiet period for our registration process.
Richard Fetyko: OK. That’s fair enough and then, on eToys at this point, since the merger hasn’t closed, what sort of discussions can you have, what sort of planning are you doing you know, at these stages and what — can you give us any ideas of what kind of cost synergies you could possibly achieve with eToys.
John Textor: Well, yes, I mean we have — obviously we’ve spent a lot of time on this with the guys at eToys. You know, we’re looking at significant, if not absolute, synergies represented by our cost structure in Lass Vegas and our cost structure in Florida. And we’ve discussed most of this with our senior people here and we also have a certain amount — a reasonable amount of functionality related to Baby Universe and Dreamtime Baby that was built out up in Richmond and so, that’s you know beyond the absolute and clean Nevada and Florida synergies. We’ve got some synergies up in Virginia that are possible as well because that’s where our call center is — for Baby Universe and Dreamtime Baby and where other elements of our business is as well.
You know, now, the good news is, in terms of integration risk, you know, eToys is set up very nicely with business to consumer, business to business, they’ve got you know, incredible capability of taking things in. You know that was really a — something they were positioned to do before we — before they started talking with us about this merger, so we feel very comfortable that they’re kind of an open armed you know, partner as we started thinking about how to move our fulfillment operations into theirs. So, we think that’s going to go quite well.

On our end, we have two methods by — three — by which we fulfill. One, we’ve got direct stuff in our warehouse that we inventory in Las Vegas, so we also have a relationship that came originally from Dreamtime Baby that we’ve expanded and it’s a relationship in St. Louis which has been doing most of our par goods business, our strollers and our car seats and everything else. And now how that’s helped us as we prepare for an eToys combination, is that it positioned us as a company to put our data in a form that can be handled by a third party.
So, the effort that we have already gone through to get our product catalog and our fulfillment architecture geared for a third party warehouse, is exactly why we think it’s going to be so much easier to integrate with eToys, because we’re now — from our perspective it’s going to be like opening up another third party warehouse. In this case, though, with eToys, they’re going to be driving a whole lot more responsibility of course in a third party warehouse would have — would have chosen to do.
Operator: Any further questions, sir?
John Textor: Richard, do you have anything else?
Richard Fetyko: I’ll just get back into queue, thanks.
John Textor: OK. Thanks.
Operator: Once again as a reminder to our phone audience, if you do wish to signal for a question, please press star one on your touch-tone phone at this time. Again, that is star one to single for any questions. And we’ll pause momentarily. If you are using a speakerphone today, please make sure that your mute function is turned off to allow your signal to reach our equipment. Again, star one to signal for any questions and we’ll pause momentarily.

John Textor: I think we have a question from George Burmann from Gunn Allen.
Operator: Your line is open.
George Burmann: Good morning. Thanks for this update. Quick question, could you summarize just roughly, what the combined company would look like after all is said and done, including possible capitalization of the company, what you expect in revenues and what your goals would be as a combined company?
John Textor: OK. In terms of capitalization, you know, each company is cleaning up its balance sheet on the win of the transaction. The combined company, especially on the eToys side of the equation, there have been a material amount of assets, so its assets and physical clients that are valuable, that are utilized daily in their business and they also have a significant amount of assets on their balance sheet that we don’t have because of the nature of their relationships are a little different. They actually have receivables, you know we really don’t.
They obviously carry more at certain times of the year than others, but they carry decent inventory throughout the year and they build up that inventory as they move closer and closer to the holiday. They have a significantly seasonal business, so in terms of capitalization, post-transaction and you know, after each of us cleaning up our balance sheets going into the transaction, that you should expect to see a clean balance sheet with a traditional asset based loan facility that is structured against traditional levels of you know advanced rates against inventory and against accounts receivable.
In terms of revenue goals, you know, all that we’re really able to discuss on this call, George, is sort of where we are today, what we’ve already discussed.

We mentioned our prior press release that eToys turned in you know, a sort of a hair less than $120 million for their fiscal year 2007, which ended at the end of January in 2007. So, that’s really most of 2006 and we of course, you know, have our numbers. As those two combine, you know, I really don’t want to start giving guidance as to the year until I’m sitting there alongside you know the CEO, Mike Wagner, who’s ultimately the gentleman who’s going to be responsible for delivering that result. But add the two numbers together, don’t expect significant organic growth out of Baby Universe during the period of the integration and you know, assume that there is some general growth occurring across the internet overall that we hope to benefit from.
But our focus is on achieving you know, profitability as quickly as possible, not focusing too much on revenue growth in the year 2007.
George Burmann: So, you’ll be aligning the year ends of both companies, obviously. Was eToys profitable in ‘07 — in their fiscal year ‘07?
John Textor: Yes, their numbers — you’re going to have to wait for the pro forma financials that are coming out for the registration statement of the merger proxy. For those, again, I wish I didn’t have dodge that questions, but we’re now in the very serious you know, sort of restrictions on what we can communicate in advance of a filed registration statement.
George Burmann: Fair enough.
John Textor: OK. We’re running out of time. A little bit, George you can always call me of course and I’ve got two more questions I’d like to get from Justin Cable at B. Riley and then I guess, Richard Fetyko after Justin, has a follow-up call and we’ll cut it off there.
Justin Cable: Can you hear me guys.

John Textor: Yes, Justin?
Justin Cable: OK.
John Textor: How are you?
Justin Cable: Good thanks. Wanted to ask about is the content strategy, what kind of contribution are you seeing right now from BabyTV, Posh Cravings, ePregnancy and like?
And a follow up, what kind of content property, assets, or strategies does eToys bring to the table?
John Textor: Well, yes, OK. If I don’t get all that answered, remind me what I missed, but in terms of Posh Cravings and ePregnancy, those are very small. We generate — there’ve been nice increases there, but you know, at this point, in the first quarter, we’re probably seeing $50,000 a month of advertising which is nicely profitable.
Our content division is better than break even, which is nice to be able to say this early, but we have not put it — really haven’t put the marketing dollars behind Posh Cravings or ePregnancy, we’ve sort of been saving ourselves for BabyTV. BabyTV, there’s sort of a night and day approach that you get in our content strategy where when we turn on all of our ad inventory to a ready set of buyers, we’ve got the capacity at — across our content properties to generate $300,000 t $400,000 a month worth of advertising revenues and that’s before increasing traffic above current levels.
Now, we’re just now seeing the kind of interest in BabyTV that we had hoped for. As you might expect, when you first launch advertisers and the major ad agencies don’t really want to bother with you if you’re pulling 300 video streams a day. So, the substantial increases that we’ve seen in those streams, from 300 to 3,000 really just starting two weeks ago, is what allows us to have the right conversations with advertisers.
An indication of that — keep in mind, the advertisers are manufacturers that surprisingly — or not surprisingly, manufacturers are looking to get exposure — will actually pay you to advertise on your site, when you’re also their support — their e-commerce vendor and we’ve seen that in some other private companies that we looked at during our acquisition approach and we started to put that model in place at BabyTV and as we’re going into our very first live event, which is coming up in just a couple weeks — the huge trade show — the Juvenile Product Manufacturers Association, we’re actually be there with a booth, with a television production crew, with an on-camera personality and we reached out to the manufacturers through this partnership with the JPMA to provide a view for expectant mothers and new mothers of all the products that are coming out in the market that will effect their children.
And I’m happy to announce and this is really quite a thrill to announce, our very first live broadcast onsite from a major venue, we’re going to be break even, possibly better. And so, that’s frankly, in my opinion, incredible. I mean, you know, we’re not — I didn’t expect it, but the support that we’re getting from the advertisers who are paying to be able to come by the booth and showcase their product, you know, have been remarkable. And what’s really terrific about that is that after the live event, if you broke even on the acquisition of that content, the creation of the live event, you’ve done two things, number one, you create some excitement on the network so people think it’s more than just a video streaming site and video on-demand.
So for consumers, it’s really important you get to talk about and promote this live event. I mean it’s really a unique things within the mommy space or the baby space.
And then secondly, you have all that content that you filmed that you get to cycle back through your programming schedule and you get to sell ads against going forward. So, we’re break even at the point of live production, which is extremely rare and is better than our expectations, and then we’ve got that content we own going forward. So, the night and day thing that I referred to, really now, the next 30 days, the next 60 days, the next 90 days, will be when we determine what kind of national advertising relationships that we can get. Because so far, what you’ve seen at Posh Cravings and BabyTV are these wonderful little boutiques, you know, different products, manufacturers, vendors, maternity boutiques.
You’re not seeing a lot of Crest White Strips and Ford and GM ads within our universe right now. But, what we have done is we’ve reached out to some of the senior executives at another (Wincrest) portfolio company, Digital Domain, that company’s number one in the visual effects business in the advertising space and you know, they have the relationships with the national advertisers and we’ve started to reach out through them and through additional contacts to try and leap from this $50,000 a month you know, level, to that $300,000 to $400,000 a month level and it’s just too early for me to tell you how we’re going to do there, but the early indication is very positive.
The last part of your question was what kind of content things are available at eToys — understand that before we did this deal, you know, the principles of D.E. Shaw and you know, our team, talked a lot about philosophy and we didn’t want to merge with a company that just wanted to be a bigger, better e-commerce company, because while e-commerce I do believe is a very attractive business model when you get to scale, it is you know, it’s not the greatest value proposition for our shareholders because it doesn’t drive the kind of efficiency to the bottom line that ad revenues do.
So, we talked a lot about that philosophy and we talked about what properties they have that we could work with and I can tell you that the people at D.E. Shaw and the people at eToys are committed to a balanced model of content, new media, advertising, combined with e-commerce where the two are sort symbiotic with one another.

Their properties, I mean they own Toys.com, Hobbies.com, Birthdays.com, I mean those are remarkably attractive properties and it’s likely that Toys and some of their other properties are going to go the way of content in a way that’s supportive of eToys because they don’t need to use a Toys.com to create another e-commerce site. They’re already eToys. So, I’m thrilled with those situations and if you look at what we did with BabyTV, go to that site, look at how slick it is, look at how strong the features are. We built that site for less than $300,000, so we plan to take some of those same ideas into a discussion with Mike Wagner about you know, which of his properties are right for that kind of deployment and we hinted by those three — Hobbies, Birthdays and Toys — what we might want to do next, but you know, Mike and I have a whole lot of mind melding to do, because ultimately he’s the CEO that’s going to have to deliver on those strategies, so we’ll see what happens.
Justin Cable: OK. Thank you.
John Textor: Yes, thank you. And Richard, do you still have one follow-up question?
Richard Fetyko: Yes, I do. I was just wondering if you could give us an update on the Amazon.com relationship. Thanks.
John Textor: Yes, Amazon, you know, is good and bad. I mean, generally it’s a disappointment in terms of the volume of transactions that we’re doing across Amazon. We said back in the summer that we were going to be the most important — or the most comprehensive partner with Amazon because we had more to offer than our competitors and ultimately it did come through that we struck a rare deal within the baby merchant marketplace, that touches both commerce and content activities. You’ll find Post Cravings up at Amazon with an obvious graphic floating across the front page of the Amazon Baby Marketplace. You’ll find ePregnancy in that same position.

Now you’ll find that Baby Universe along with two of our competitors have got permanent logo placement on the front page of the Amazon Baby Marketplace.
I’ll admit to being surprised at how long it took to get that whole deal done, because the bigger part of that relationship that we were hoping to achieve was the deployment of what’s called a platinum storefront. If you go to the Amazon Baby Marketplace and you click “Baby Age”, you’ll find that they have a storefront which is considerably — you know, they’re a fine company, but their storefront at Amazon doesn’t have the features and functionality that ours does.
The same with Right Start. They have gold level storefronts. The platinum storefront, if you click through to Baby Universe, is the same functionality the website — within the website that you’ll see Target has, Nordstrom has, only the national companies get the platinum level storefront.
And so it was that opportunity which gives us the ability to better organize our catalog and to offer more of our products as a practical matter up on Amazon without creating huge stress in our customer service and fulfillment organization. And that was the deal that I was speaking about for most of 2006.
But the two primary leads in that relationship, a senior and a just below her individual at Amazon, ended up either resigning or quitting or we’re not entirely sure, but they changed out the people in our relationship and we had to spend a lot of time rebuilding a relationship around a contract that was already executed. So it wasn’t until you know, I think maybe the first week of January that we were able to launch the platinum storefront that Amazon had assured us would launch several months earlier.
So now, finally, we’ve got the logo placement on the front page, we’ve got our content up on the front page of the Amazon Baby Marketplace, we’ve got the platinum level storefront, we’ve got the kind of relationship that we were striving for but we wish you know, we would have been able to get off earlier in 2006.
So now that we’re there, you know, I don’t know where we go with it. You know, eToys has a very strong relationship with Amazon, they’re very significant there, you can just browse around for products in the toy space and you’ll see eToys all over the place, so I expect our relationship with Amazon to get even stronger and hopefully the promise, you know, openly finds its way into our number.
And what’s interesting though is you have relationships with groups like ((inaudible)) dot com and their traffic may be considerably less, but it’s interesting, you know, we’re like the only game in town and sort of the major buy box at Buy.com and we’re there along with you know 15 or 20 others, maybe we look better at Amazon than those other two, but you know, one is high traffic, a lot of competition, the other is lesser but impressively growing traffic in ((inaudible)) dot com, with a much more you know, one on one relationship.
So, disappointed with how long Amazon took. I can tell you, we’ve got a more comprehensive relationship with them than any of our competitors, so hopefully the market will take some fall off in that. That when there’s an opportunity we’re going to get the best deal of the competitive marketplace, you know, how the consumers ultimately react is you know, something to be seen in time.
Richard Fetyko: OK. Thank ...
John Textor: OK, well, listen everyone, thank you for being on the call and we appreciate you having the patience to listen to both the history of our company, which at this point seems like it was quite some time ago — the fourth quarter and also 2006 and also, please pay attention to how we’ve performed on the most significant goals in 2006, because I think we all knew that this management team and you know, I personally, was putting a tremendous amount of this company’s future into the hands of our strategic process.
We laid out the goals for that process, the benefits of scale through partnerships, consumers, the capital markets and our content strategy and ultimately we delivered by being able to attract a partner, but secondly a reverse acquisition where the strength of that partner, both in ownership and management positions us very well to realize on the goal that we as the management team, the size of our organization and our execution were not able to deliver in the original Baby Universe platform.
So, our — this company is very much about the completion of this transaction and how we’re going to have in front of you a very different business over the course of the next couple of quarters than you’ve seen in us historically. So, we’re thrilled with the outcome of that process. We are not at all afraid to admit the mistakes that we made in 2006 and the stress that we had trying to get through the merger process, but we’re happy to be through the fourth quarter, to have positive trends developing in the first quarter as we’re now moving into this relationship with e-Toys in a very positive way.
So, thanks again for being on the call and look forward to talking to you again.
Operator: Thank you ...
John Textor: And good ((inaudible)).
Operator: Thank you everyone for your participation at today’s conference. You may disconnect at this time.
END